Exhibit 99.1

For further information contact:
Joe Passarello	Erik Knettel
Therma-Wave	Global Consulting Group
Phone: 510-668-2200	Phone: 646-284-9400
jpassarello@thermawave.com	eknettel@hfgcg.com
Therma-Wave Announces Fiscal Third Quarter 2006 Results
FREMONT, California – January 31, 2006 -Therma-Wave, Inc., (NASDAQ: TWAV) a worldwide leader in the development, manufacture and sale of process control metrology systems used in the manufacture of semiconductors, reported financial results for the fiscal third quarter 2006, ended January 1, 2006.
Net revenues for the fiscal third quarter of 2006 were $15.4 million compared to net revenues of $17.3 million in the prior quarter. Net revenues for the quarter were within the Company’s stated guidance range.
Net loss for the fiscal third quarter of 2006 was $3.9 million, or $(0.11) per diluted share, compared to net loss of $4.1 million, or $(0.11) per diluted share, in the prior quarter. Therma-Wave recorded a charge related to previously announced restructuring initiatives of approximately $0.8 million, or the equivalent of $0.02 per share during the fiscal third quarter of 2006. The Company had estimated a diluted net loss per share in the range of $(0.03) to $(0.08), excluding the impact of any restructuring charges during the quarter. Included in the fiscal third quarter 2006 net loss is approximately $98,000 in accretion related to the preferred stock financing conducted during the quarter.
Boris Lipkin, Therma-Wave’s president and chief executive officer stated, “Our progress during the fiscal third quarter improved Therma-Wave’s positioning on several key fronts as we made gains towards our strategic objectives. Gains were particularly evident in terms of reducing our quarterly operating expenses and improving our overall cash management. With new bookings of approximately $14.8 million during the quarter our new order rate was in line with industry book to bill spending levels over the same period. We also took additional steps during the quarter to further improve our positioning for the future. These actions include a follow on round of financing which has strengthened our balance sheet and offered us additional financial flexibility as well as the execution of additional initiatives which are expected to yield future cost savings.
“In an effort to further streamline our corporate structure, during the quarter we shifted our sales structure in Europe to a representative model, naming Teltech, our 20 year partner in the region as our exclusive representative. We believe this action will provide our European customers with higher levels of local support and follows our successful transition to a similar model in select Asian markets earlier in fiscal 2006. Overall, we continue to make progress towards our goal of reducing our quarterly cash usage and bringing the Company back to profitability,” continued Mr. Lipkin.

Therma-Wave Fiscal Third Quarter 2006	Page 1 of 5

Gross margin for the fiscal third quarter of 2006 was 35% compared to 34% in the prior quarter of 2006.
Cash and cash equivalents totaled $21.8 million as of January 1, 2006, compared to $14.5 million as of October 2, 2005. Fiscal third quarter cash includes net proceeds of $9.9 million received during the quarter following the private placement of convertible preferred stock and warrants. Cash consumption for the fiscal third quarter, net of proceeds from the private placement, was $2.6 million, representing a 28% sequential reduction in cash consumption. Fiscal third quarter 2006 cash consumption was more favorable than management’s guidance for the quarter of $3 million to $4.5 million.
Guidance
The Company’s statements about its future financial performance are based on current information and expectations and the Company undertakes no duty to update such statements. The statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described below.
Guidance for the fiscal fourth quarter of 2006 ending April 2, 2006 is as follows:
•	Revenue is expected to be within the range of $13 million to $16 million.

•	Diluted net loss per share is expected to be within the range of $(0.05) to $(0.10), excluding non-cash charges or credits for variable accounting of stock options and any restructuring charges.

•	New orders are expected to be within the range of $13 million to $16 million.

•	Cash consumption is expected to be within the range of $1.5 million to $3 million.
Conference Call Information
Therma-Wave, Inc. will hold a conference call to review financial results and ongoing operations at 7:00 a.m. Pacific Time, 10:00 a.m. Eastern Time, on Tuesday, January 31, 2006. Participating on the call will be Boris Lipkin, president and chief executive officer, and Joseph Passarello, senior vice president of finance and chief financial officer. A live Web cast of the conference call, as well as a replay of the call, may be accessed via the Internet at: www.thermawave.com.
About Therma-Wave, Inc.
Since 1982, Therma-Wave, Inc., has been revolutionizing process control metrology systems through innovative proprietary products and technologies. The Company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading-edge products to the semiconductor manufacturing industry for the measurement of transparent and semi-transparent thin films; for the measurement of critical dimensions and profile of IC features; and for the monitoring of ion implantation.

Therma-Wave Fiscal Third Quarter 2006	Page 2 of 5

For further information about Therma-Wave, Inc., access the Company’s web site at: www.thermawave.com.
Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include financial guidance for the next quarter, our progress towards our financial goals and the gains towards our strategic objectives, among others. Factors that could cause actual results to differ materially from the forward-looking statements include the cyclicality of our business, the loss of one or more large customers, including the delay or cancellation of a significant order, our ability to protect our intellectual property, our ability to successfully compete against larger companies, our ability to access additional capital in the future, our ability to develop new and advanced products in the future, our ability to attract and retain key personnel, our ability to receive services and materials, supplies from single source suppliers, possible disruptions to our business and the impact on remaining employees of the restructuring activities, disruptions at our manufacturing facility and general political, economic and stock market conditions and events, both domestically and internationally. These factors and others are described in more detail in our public reports filed with the Securities and Exchange Commission, such as those discussed in the “Factors Affecting Future Results” section of our Annual Report on Form 10-K for the fiscal year ended April 3, 2005, all quarterly reports on Form 10-Q for the following fiscal quarters, all subsequent current reports on Form 8-K and all of our prior press releases. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no duty to update these forward-looking statements.

Therma-Wave Fiscal Third Quarter 2006	Page 3 of 5

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 1,	April 3,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$21,835	$13,419
Accounts receivable, net	12,628	15,678
Inventories	21,345	30,870
Other current assets	1,485	2,680

Total current assets	57,293	62,647
Property and equipment, net	1,059	2,976
Other assets, net	1,321	1,950

Total assets	$59,673	$67,573

Liabilities, redeemable convertible preferred stock and stockholders’ equity
Current liabilities:
Accounts payable	$3,361	$8,227
Other current liabilities	14,294	15,784
Deferred revenues	5,628	15,804
Term loan facility	4,887	—

Total current liabilities	28,170	39,815
Long-term liabilities:
Non-current deferred revenues	1,091	1,425
Other long-term liabilities	1,433	370

Total liabilities	30,694	41,610

Series B Redeemable Convertible Preferred Stock	8,569	—

Stockholders’ equity	20,410	25,963

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$59,673	$67,573

Therma-Wave Fiscal Third Quarter 2006	Page 4 of 5

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 1,	December 26,	January 1,	December 26,
	2006	2004	2006	2004
Net
revenues
Product	$10,488	$16,044	$35,556	$49,761
Service and parts	4,940	5,426	14,676	15,462

Total net revenues	15,428	21,470	50,232	65,223
Cost of revenues	10,060	12,368	31,805	34,629

Gross profit	5,368	9,102	18,427	30,594

Operating expenses:

Research and development	2,755	4,363	9,643	13,476
Selling, general and administrative	5,707	6,493	18,384	18,427
Restructuring, severance and other	800	—	4,530	373

Total operating expenses	9,262	10,856	32,557	32,276

Operating loss	(3,894)	(1,754)	(14,130)	(1,682)
Other operating income (expense):
Gain on sale of product line	—	—	8,721	—

Interest expense	(205)	(7)	(352)	(15)

Interest income	103	52	178	142

Other, net	(1)	7	(64)	4

Total other income, net	(103)	52	8,483	131

Loss before provision for income taxes	(3,997)	(1,702)	(5,647)	(1,551)

Provision for income taxes (benefit)	(157)	209	(105)	212

Net loss	(3,840)	(1,911)	(5,542)	(1,763)
Accretion of Series B preferred stock to redemption value	(98)	—	(98)	—

Net loss available to common stockholders	$(3,938)	$(1,911)	$(5,640)	$(1,763)

Net loss per share:
Basic	$(0.11)	$(0.05)	$(0.15)	$(0.05)

Diluted
	$(0.11)	$(0.05)	$(0.15)	$(0.05)

Weighted average number of shares outstanding:
Basic	36,879	36,004	36,647	35,822

Diluted	36,879	36,004	36,647	35,822

Therma-Wave Fiscal Third Quarter 2006	Page 5 of 5